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                                                                     EXHIBIT 4.7

                                    AGREEMENT


        THIS AGREEMENT dated as of March 7, 1996, between ALLIED GROUP, INC,. an Iowa corporation (the "Company") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, solely in its capacity as trustee under the Plan defined below and not individually (the "Trustee"). Defined terms used herein and not defined herein shall have the meaning ascribed to them in The ALLIED Group Employee Stock Ownership Plan (the "Plan").


                                   WITNESSETH:


        WHEREAS, the Company has established and maintains the Plan for the benefit of all employees eligible to participate therein;

        WHEREAS, the Plan qualifies as an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the Company has established and maintains The ALLIED Group Employee Stock Ownership Trust (the "Trust") and the Company has appointed the Trustee to act as the trustee thereof pursuant to a trust agreement between the Company and the Trustee amended and restated as of January 7, 1991 (the "Trust Agreement");

        WHEREAS, the Trustee has determined to convert the Company Preferred Stock held by the Trustee to Company Common Stock on March 7, 1996, based upon such facts and circumstances which the Trustee has determined to be relevant including, without limitation, the Company's execution of this Agreement and the declaration by the Board of Directors of the Company of a $0.22 per share dividend on the Company Common Stock for the first quarter 1996;

        NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.  This Agreement shall be effective on March 7, 1996.

        2. For the purpose of this Agreement, the following terms shall have the following meanings:

        (a) "Mandatory Employer Contributions" shall mean and include all contributions made to the Trust by the Company pursuant to Section 4.1 of the Plan (or any successor provision thereto).



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        (b)  "Credited  Shortfall  Amount",  with respect to any  Reconciliation
        Date, shall mean the sum of the Shortfall Amounts with respect to all prior Reconciliation Dates.

        (c) "Reconciliation Date" shall mean each of December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, and March 7, 2000.

        (d) "Release Date" shall mean no later than the April 12th (or the following business day) following a Reconciliation Date.

        (e) "Shortfall Amount" with respect to any Reconciliation Date means the excess, if any, of (i) the sum of the aggregate dividends which would have been paid on the Company Preferred Stock held by the Trustee but for its conversion to Company Common Stock from March 7, 1996 through the Reconciliation Date over (ii) the sum of the aggregate dividends paid on the Company Common Stock from March 7, 1996 through the Reconciliation Date plus the Credited Shortfall Amount. The Shortfall Amount with respect to a Reconciliation Date shall be calculated based on the number of allocated shares of Company Common Stock held by the Trustee on such Reconciliation Date (and the equivalent number of shares of Company Preferred Stock).

        3. Subject to compliance with all requirements of federal and state law, the Company agrees to effectuate a release of Company Common Stock in excess of the Mandatory Employer Contribution with a fair market value equal to the Shortfall Amount. The Company shall effectuate a release of any shares of Company Common Stock necessary to meet any such Shortfall Amount by the Release Date. Subject to the requirements of federal law, the shares of Company Common Stock released pursuant to this paragraph shall be allocated to make up the Shortfall Amount among the active Participants in the Plan as of the applicable Reconciliation Date.

        4. The Company agrees that it will use its best efforts to (i) cause the Plan to qualify as an employee stock ownership plan within the meaning of
Section 4975(e)(7) and 401(a) of the Code and (ii) maintain such qualification at all times prior to the termination of the Plan.

        5. The representations, warranties, and agreements in this Agreement shall survive the date hereof.

        6. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa applicable to contracts to be executed, delivered and performed in such state, to the extent not preempted by the laws of the United States of America. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Iowa and the United States of America located in Polk County, Iowa for any

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actions, suits or proceedings arising out of or relating to this Agreement. This
Agreement, the Plan and Trust Agreement (including documents referred to therein or delivered pursuant thereto) set forth the entire Agreement of the parties with respect to the subject matter contained herein and supersede all prior oral and written agreements, if any, between the parties with respect to such subject matter. This Agreement shall bind and inure to the benefit of all successors to, and assigns of, the parties hereto; provided, however, that the Trustee shall not assign or otherwise transfer its interest in, or obligations under, this Agreement without the written consent of the Company, except that the Trustee may assign, without the Company's written consent, all its rights hereunder to any institution exercising trust powers in connection with any such institution assuming the duties of a trustee under the Trust Agreement. In the event that any provision of this Agreement shall be declared unenforceable by a court of competent jurisdiction, such provision shall be stricken herefrom and the remainder of this Agreement shall remain binding on the parties hereto. In the event any such provision shall be so declared unenforceable due to its scope or breadth, then it shall be narrowed to the scope or breadth permitted by law.

        7. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but each of which taken together shall constitute one and the same instrument.

        8. This Agreement may not be modified with respect to the obligations of a party hereto except by an instrument in writing signed by such party.

        9. The terms and provisions of the Trust Agreement relating to the nature of the responsibilities of the Trustee and the indemnification by the Company of the Trustee are incorporated herein by reference and made applicable to this Agreement.

        10. All notices, requests, or other communications required or permitted to be delivered hereunder shall be in writing, delivered to each party hereto at its address specified in the Trust Agreement and shall become effective as therein provided. Any party hereto may from time to time, by written notice given as aforesaid, designate any other address to which notices, requests or other communications addressed to it shall be sent.


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        IN WITNESS WHEREOF,  the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                             ALLIED GROUP, INC.

                                             By ______________________________

                                             Name _____________________________

                                             Title ____________________________


                                             STATE STREET BANK AND TRUST COMPANY
                                             solely in its capacity as Trustee
                                             under the Plan and Trust Agreement
                                             referred to herein and not
                                             individually

                                             By _______________________________

                                             Name _____________________________

                                             Title ____________________________